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                                                                  Exhibit 23.2

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Beacon Capital Partners, Inc. (the "Company") for the registration of 2,528,296 shares of its common stock and to the incorporation by reference therein from the Company's Annual Report (Form 10-K) for the year ended December 31, 1999 of
(i) our report dated January 20, 2000, with respect to the consolidated financial statements and schedule of Beacon Capital Partners, Inc. and (ii) our report dated January 14, 2000, with respect to the consolidated financial statements and schedule of Beacon/PW Kendall LLC, filed with the Securities and Exchange Commission.

                                                     /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 27, 2000